EXHIBIT 10.2

Delta Air Lines, Inc.
Post Office Box 20706
Atlanta, Georgia 30320-6001

April, 14, 2008

Delta Master Executive Council

100 Hartsfield Centre Parkway

Suite 200

Atlanta, GA 30354

Attention: Captain Lee Moak

Air Line Pilots Association, Int’l

1625 Massachusetts Ave NW

Washington, DC 20036

Attention: Captain John Prater

Dear Sirs:

Delta Air Lines, Inc. (“Delta”) agrees that (a) at the next meeting of the Board of Directors of Delta (the “Delta Board”) following the date hereof, Delta shall cause the election to the Delta Board of a Qualified ALPA Member (as defined below) (the “Pilot Nominee”), designated by the Delta Master Executive Council (“Delta MEC”) of the Air Line Pilots Association, International (“ALPA”) and (b) at any annual or special meeting of stockholders of Delta at which directors of Delta are to be elected following the date hereof (and at which the seat held by the Pilot Nominee is subject to election), Delta shall renominate the Pilot Nominee, or nominate another Qualified ALPA Member designated by the Delta MEC, to be elected to the Delta Board, and shall use its reasonable best efforts to cause such person to be elected to such position (it being understood that efforts consistent with, and no less extensive than, in all material respects, the efforts used by Delta to solicit proxies in favor of the election of the rest of the director nominees of the Delta Board shall be deemed reasonable best efforts). The Delta MEC shall notify Delta of its proposed Pilot Nominee to the Delta Board, in writing, no later than [•], 2008, with respect to Delta’s annual meeting of stockholders occurring in 2008, and, with respect to any subsequent annual meeting of stockholders, no later than 60 days prior to the first anniversary of the mailing of the proxy statement related to the previous year’s annual meeting of stockholders, together with all information concerning such nominee reasonably requested by Delta. In the event of the death, disability, disqualification, resignation, removal or failure to be elected of the Pilot Nominee, the Delta Board will promptly elect to the Delta Board a replacement Qualified ALPA Member designated by the Delta MEC to fill the resulting vacancy, which individual shall then be deemed a Pilot Nominee for all purposes hereunder. For purposes of this letter agreement, “Qualified ALPA Member” means an individual who, at the time of nomination and at all times thereafter until such individual’s service on the Delta Board ceases, (a) shall be a Delta pilot, (b) shall meet any applicable requirements or qualifications under applicable law or stock exchange rules to be a member of the Delta Board, (c) shall not be a member or an officer of the Delta MEC or an officer of ALPA and (d) shall, prior to being

Messrs. Prater and Moak

April 14, 2008

nominated, agree to comply with the requirements of the next paragraph. In accordance with Delta’s corporate governance policy with respect to the compensation of directors who are employees of Delta, the Pilot Nominee shall not be compensated for his or her service on the Delta Board. The Pilot Nominee will have the same powers, rights and duties as the other members of the Delta Board, and Delta will indemnify the Pilot Nominee to the same extent it provides indemnification to other members of the Delta Board, including the provision of directors and officers liability insurance. Nothing herein shall be deemed to require that any party hereto, or any affiliate thereof, act or be in violation of any applicable provision of law, legal duty or requirement or stock exchange or stock market rule.

Each of ALPA and the Delta MEC acknowledge that, under applicable law, all members of the Delta Board are required to act in accordance with their fiduciary duties to Delta and to its stockholders and accordingly acknowledge that (1) the Pilot Nominee’s fiduciary responsibilities may require that he or she be excused from time to time from portions of meetings of the Delta Board or committees thereof and be recused from voting upon certain matters presented to the Delta Board for consideration in accordance with the policies and practices of the Delta Board applicable to all members of the Delta Board and (2) the Pilot Nominee shall be bound by the confidentiality obligations of the members of the Delta Board with respect to all discussions, deliberations and decisions of the Delta Board and any committees thereof in accordance with the policies of the Delta Board applicable to all members of the Delta Board, provided that, the Pilot Nominee may from time to time, with the knowledge of the Chairman of the Delta Board or Chief Executive Officer of Delta, exercise his reasonable discretion to provide such information to the Delta MEC, its officers, relevant committees, and advisors who have executed confidentiality agreements approved by Delta for that purpose. Delta and the Delta MEC hereby acknowledge that, at any time, for any reason, at the request of the Delta MEC, the Pilot Nominee shall resign from the Delta Board to be replaced by a replacement Qualified ALPA Member designated by the Delta MEC, that the Pilot Nominee has agreed with the Delta MEC to so resign, and that if, under such circumstances, the Pilot Nominee fails promptly to so resign, the Delta Board may remove the Pilot Nominee from his or her position on the Delta Board (to be replaced by a replacement Qualified ALPA Member designated by the Delta MEC).

All obligations of Delta hereunder shall terminate, and the Delta MEC shall cause the Delta MEC’s nominee to resign from the Delta Board and any committees thereof immediately upon the date on which ALPA (or any successor by reorganization of ALPA) ceases to be the authorized representative of the Delta Pilot Group or the pilots of a successor to Delta for purposes of collective bargaining. At any time that the Pilot Nominee does not satisfy the conditions set forth in the “Qualified ALPA Member” definition, the Delta MEC shall cause such individual to resign from the Delta Board and any committees thereof.

Delta hereby agrees that if, at any time, a publicly-held parent company of Delta were to be formed (the “Parent Company”), the rights of Delta MEC hereunder to appoint a Pilot Nominee to the Delta Board, and the corresponding obligations of Delta hereunder, will apply, mutatis mutandis, to the right of the Delta MEC to appoint a Pilot Director to the board of directors of the Parent Company, and the corresponding obligations of the Parent Company.

Messrs. Prater and Moak

April 14, 2008

This letter agreement will be governed by the laws of the State of Delaware and will not be subject to the grievance and/or System Board of Adjustment procedures of the Delta PWA.

Sincerely,

Delta Air Lines, Inc.

By:	/s/ Richard H. Anderson
Richard H. Anderson
Chief Executive Officer

Accepted and Agreed:

DELTA MASTER EXECUTIVE COUNCIL

By:	/s/ Lee Moak
Captain Lee Moak
Chairman, Delta MEC

AIR LINE PILOTS ASSOCIATION, INT’L

By:	/s/ John Prater
Captain John Prater
President

WITNESS:

By:	/s/ Tim O’Malley
Captain Tim O’Malley
Chairman, MEC Negotiating Committee

By:	/s/ Rick Dominguez
Captain Rick Dominguez
MEC Negotiating Committee

By:	/s/ Randy Worrall
Captain Randy Worrall
MEC Negotiating Committee